FILED
     IN THE OFFICE OF THE
  SECRETARY OF STATE OF THE
        STATE OF NEVADA

          NOV 21 1996

DEAN HELLER SECRETARY OF STATE
        /s/ Dean Heller
         No. C24091-96

                           ARTICLES OF INCORPORATION
                                       OF
                               OCI HOLDINGS, INC.

--------------------------------------------------------------------------------

     The undersigned incorporator executes these Articles of Incorporation for the purpose of forming a corporation under Chapter 78 of the Nevada Revised Statues.

                                    ARTICLE I
                                      NAME
                                      ----

     The name of the corporation is OCI Holdings, Inc. (the "Corporation").

                                   ARTICLE II
                                 RESIDENT AGENT
                                 --------------

     The name and street address of the resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

                                   ARTICLE III
                                 SHARES OF STOCK
                                 ---------------

     The number of shares the Corporation is authorized to issue is 1,000,000 shares of common stock, $.01 par value.

                                   ARTICLE IV
                                 GOVERNING BOARD
                                 ---------------

     SECTION 4.1 BOARD The governing board shall be styled as directors, and the number for the first board of directors shall be three (3). Provided that the Corporation has at least one director, the number of directors may at any time or times be increased or decreased as provided in the bylaws.

     SECTION 4.2 FIRST DIRECTORS. The names and business post office box addresses of the first directors are as follows:

     Daniel J. Thomas                   3010 LBJ Freeway, Suite 400
                                        Dallas, TX 75234

     James M. Greenwood                 3010 LBJ Freeway, Suite 400
                                        Dallas, TX 75234

     Richard A. Parr, II                3010 LBJ Freeway, Suite 400
                                        Dallas, TX 75234

                                   ARTICLE V
                                  INCORPORATOR
                                  ------------

     The name and business address of the incorporator signing these articles of incorporation is Tracy Jones, OccuSystems, Inc., 3010 LBJ Freeway, Suite 400, Dallas, TX 75234.

                                   ARTICLE VI
                       DIRECTORS' AND OFFICERS' LIABILITY
                       ----------------------------------

     No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. However, the foregoing provision shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article VI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.


                                  ARTICLE VII
                                   INDEMNITY
                                  -----------

     SECTION 7.1 RIGHT TO INDEMNITY. Every person who was or is a party, or is threatened to be made party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative is or was a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada, from time to time existing, against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such right to indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such director, officer or representative may have or hereafter acquire, and, without limiting the generality of such statement, such persons shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article VII.

     SECTION 7.2 EXPENSES ADVANCED. Expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such director of officer acting as a director or officer shall be paid by the Corporation as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by a court of competent jurisdiction that such person is not entitled to be indemnified by the Corporation.

     SECTION 7.3 BYLAWS AND INSURANCE. Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, whether or not the Corporation would have the power to indemnify such person against such liability and expenses.

     SECTION 7.4 SURVIVAL. The indemnification and advancement of expenses provided in this Article VII shall continue for a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of the heirs, executors and administrators of such a person.

                                              INCORPORATOR:



                                              /s/ Tracy Jones
Date: November 14, 1996                       ----------------------
                                              Tracy Jones


STATE OF TEXAS      SS
                    SS
COUNTY OF DALLAS    SS

     On this 14th day of November, 1996, there personally appeared before me a Notary Public, Tracy Jones, who acknowledged that she executed the foregoing articles of incorporation.


                                              /s/ Kerri Robinson
                                              -----------------------------
                                              Notary Public in and for the
(seal)                                        State of Texas.

                                             (Notary Public Stamp for
                                              Kerri Lynn Robinson)

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